Exhibit 10.41

OFFICE LEASE AGREEMENT

between

COLLEGE PARK PLAZA, LLC

(Landlord)

and

REPUBLIC AIRWAYS HOLDINGS, INC.

(Tenant)

COLLEGE PARK PLAZA

8909 Purdue Road

Indianapolis, Indiana

i

INDEX

ARTICLE I	TERM
§1.01	Length
§1.02	Confirmation
§1.03	Options to Renew
§1.04	Right of First Offer
§1.05	Limited Right of Termination
§1.06	Surrender
§1.07	Holding Over

ARTICLE II	RENT
§2.01	Base Rent
§2.02	Real Estate Taxes
§2.03	Operating Expenses
§2.04	When Due and Payable
§2.05	Proration
§2.06	Late Payment

ARTICLE III	USE OF PREMISES
§3.01	Use
§3.02	Laws
§3.03	Common Areas
§3.04	Signage
§3.05	Relocation

ARTICLE IV	INSURANCE/INDEMNIFICATION
§4.01	Tenant’s Insurance
§4.02	Landlord’s Insurance
§4.03	Waiver of Subrogation
§4.04	Indemnification

ARTICLE V	IMPROVEMENTS TO PREMISES
§5.01	Initial Improvements
§5.02	Acceptance
§5.03	Tenant’s Alterations
§5.04	Mechanics’ Liens
§5.05	Fixtures

ARTICLE VI	MAINTENANCE AND SERVICES
§6.01	Ordinary Services
§6.02	Extraordinary Services
§6.03	Excessive Use
§6.04	Maintenance by Tenant
§6.05	Maintenance by Landlord

§6.06	Interruption
§6.07	Right of Entry

ARTICLE VII	FINANCIAL INFORMATION
§7.01	Financial Reports

ARTICLE VIII	CASUALTIES
§8.01	General
§8.02	Substantial Destruction
§8.03	Tenant’s Negligence

ARTICLE IX	CONDEMNATION
§9.01	Right to Award
§9.02	Effect of Condemnation
§9.03	Interruption

ARTICLE X	ASSIGNMENT/SUBLETTING
§10.01	Actions Covered
§10.02	Restrictions
§10.03	Liability to Landlord
§10.04	Excess Rents
§10.05	Recapture
§10.06	Landlord’s Transfers

ARTICLE XI	RULES & REGULATIONS
§11.01	Landlord’s Rules

ARTICLE XII	MORTGAGE LENDERS
§12.01	Subordination
§12.02	Written Agreement
§12.03	Estoppel Certificate

ARTICLE XIII	ENVIRONMENTAL COVENANTS
§13.01	Prohibitions
§13.02	Inspection
§13.03	Indemnification

ARTICLE XIV	DEFAULT AND REMEDIES
§14.01	Defaults
§14.02	Grace Period
§14.03	Remedies
§14.04	Damages
§14.05	Waiver of Jury Trial

ARTICLE XV	QUIET ENJOYMENT

§15.01	Covenant

ARTICLE XVI	NOTICES
§16.01	Notices

ARTICLE XVII	GENERAL
§17.01	Entire Agreement
§17.02	Amendment
§17.03	Applicable Law
§17.04	Waiver
§17.05	Time of Essence
§17.06	Headings
§17.07	Severability
§17.08	Successors and Assigns
§17.09	Commissions
§17.10	Recordation
§17.11	Perpetuities
§17.12	Liability Limitation
§17.13	Authority
§17.14	Exhibits

Exhibit A	Floor Plan of Premises
Exhibit B	Location of Designated Parking Spaces
Exhibit C	Space Plan of Premises
Exhibit D	Rules and Regulations
Exhibit E	Form of Satellite Dish License
Exhibit F	Generator Specifications

OFFICE LEASE AGREEMENT

THIS OFFICE LEASE AGREEMENT (“Lease”) is made as of the 23rd day of April, 2004, by and between COLLEGE PARK PLAZA, LLC (the “Landlord”) and REPUBLIC AIRWAYS HOLDINGS, INC., an Indiana corporation (the “Tenant”).

WITNESSETH, that for good and valuable consideration, the Landlord hereby leases to the Tenant, and the Tenant hereby leases from the Landlord, certain space containing a conclusive and agreed-upon 36,797 rentable square feet of floor area (the “Premises”) on the 3rd floor of an office building (the “Building”), as more particularly shown on the floor plan attached hereto as Exhibit A, which Building together with other real property and improvements is located at 8909 Purdue Road in Indianapolis, Indiana (collectively the “Property”), all upon the terms and conditions set forth in this Lease.

ARTICLE I - TERM

§1.01                    Length.  This Lease shall be for a term of eleven (11) years (the “Term”) which begins on the date Landlord substantially completes the initial improvements to the Premises described in §5.01 below as certified by a registered architect (the “Commencement Date”).  The Term shall expire on the 11th anniversary of the Commencement Date (the “Expiration Date”).  Provided Tenant does not interfere with Landlord’s completion of the initial improvements, Tenant shall have the right to enter into occupancy of the Premises for a reasonable period of time prior to the Commencement Date (as reasonably determined by Landlord, but in any event not earlier than 45 days prior to the Commencement Date) for the purpose of constructing improvements or installing fixtures therein (and without conducting business therein) (the “Pre-Commencement Period”).  During the Pre-Commencement Period, all terms of this Lease except that regarding the payment of rent and other charges shall apply to such occupancy.

§1.02                    Confirmation.  Landlord shall, within thirty (30) days after the commencement of the Term, confirm to Tenant in writing the actual dates of the Commencement Date and the Expiration Date.

§1.03                    Options to Renew.  Tenant shall have two (2) successive options to renew the Term of the Lease upon its expiration for an additional period of five (5) years each (each a “Renewal Term,” which shall be deemed part of the Term), subject to the following provisions:

(A)                              In order to exercise either option to renew the Lease, Tenant must give Landlord written notice of its interest to renew not earlier than 365 days and not later than 180 days before the expiration of the then-applicable Term.  Within ten (10) days of receipt of such notice, Landlord shall provide to Tenant, in writing, the proposed Rent for such Renewal Term.  All terms of the Lease shall remain in full force and effect for each Renewal Term, except that the Rent applicable during the period of renewal shall be at the then-prevailing market rate of Rent and all other charges for first-class space, with such market rate to reflect such factors as the Tenant’s use of the premises, location of the Building, size of rental area, condition of the Premises, and the time the particular rate under consideration becomes effective.  However, in no event shall the Rent for either Renewal Term be less than that in effect at the expiration of the immediately preceding Term of the Lease.  Tenant shall, within thirty (30) days of receipt from Landlord of the proposed Rent for the Renewal Term, notify Landlord that it is exercising its option to renew.  If Tenant fails to so notify Landlord within such thirty (30) day period, Tenant shall be deemed to have failed to exercise its right for a Renewal Term and all of Tenant’s then-remaining rights and options to renew shall be automatically terminated and of no further force or effect.

(B)                                If Tenant does not accept Landlord’s determination of the market rate of Rent contained in a notice to Tenant under subsection (A) above, then Tenant shall within 10 days after receiving Landlord’s statement notify Landlord in writing that it elects to have such value determined by a panel of 3 licensed real estate brokers or appraisers, one of whom shall be selected by Landlord within 3 days after the end of such 10 day period, one of whom shall be selected by Tenant within 3 days after the end of such 10 day period, and the third of whom shall be selected by the first two within 3 days after the first two are selected.  Each broker or appraiser, within 10 days after the third such party is so selected, shall submit a determination of such market Rent, and the average of the two closest determinations shall be binding on the parties for purposes of calculating rent during the relevant Renewal Term.  Landlord and Tenant shall each pay the fee of the broker or appraiser selected by it and they shall share equally the payment of the fee of the third such party.  If Tenant does not notify Landlord within the 10 day period described above of its election to have the market rate determined by the independent panel, the rate set forth in Landlord’s notice given under subsection (A) above shall be binding on the parties for the relevant Renewal Term.

(C)                                If Tenant fails to give notice exercising either of the foregoing options by the date required herein, or if at the time Tenant exercises either such option or at commencement of the applicable Renewal Term the Tenant is in default of any term of this Lease, or if this Lease is assigned by Tenant or the Premises sublet in whole or in part, then all of Tenant’s then-remaining rights and options to renew shall be automatically terminated and of no further force or effect.

§1.04                    Right of First Offer.  Tenant shall have a right of first offer to lease available space located in the Building, to the extent previously occupied by another tenant but becoming available for lease after the date of this Lease (the “Expansion Space”), subject to any similar rights or options of other tenants under leases in existence prior to the date of this Lease (and to Landlord’s right to renew or extend the existing leases of other tenants), and subject to the following additional terms:

(A)                              After the date on which the Expansion Space is to become vacant is known to Landlord with reasonable certainty, Landlord shall deliver to Tenant a notice offering such space to Tenant (the “Expansion Availability Notice”).  Such Expansion Availability Notice shall include (1) the date on which the Tenant may occupy such Expansion Space, (2) the Base Rent to apply to the Expansion Space, which Base Rent shall be at a per square foot rate which is equal to the greater of (i) the market rate in effect for comparable space in the area of the Premises at the time, or (ii) the rate of Base Rent for the remainder of the Term under the Lease, and (3) any other important terms upon which the Landlord is offering the Expansion Space to the Tenant.

(B)                                In order to exercise its rights under this section, Tenant must give Landlord written notice of its election to accept the offer (the “Expansion Acceptance Notice”) within ten (10) days after receiving the Expansion Availability Notice.

(C)                                If Tenant timely accepts the Landlord’s offer in accordance with subsection (B) above, then Tenant’s leasing of the Expansion Space shall be under all terms of this Lease for the remainder of the Term, except that (i) the Base Rent shall be as determined in accordance with the provisions above, and (ii) the fraction used for Tenant’s Proportionate Share of Real Estate Taxes, and Operating Expenses shall be increased proportionately to reflect the addition of the Expansion Space to the Premises.  Furthermore, within fifteen (15) days after the Expansion Acceptance Notice, the parties shall execute a written amendment to this Lease describing the addition of the Expansion Space to the Premises and setting forth the foregoing changes to this Lease.

(D)                               Tenant shall lease the Expansion Space for the period from the date the Tenant may occupy the Expansion Space as set forth in the Expansion Availability Notice to the expiration of the Term of this Lease.

(E)                                 If Tenant fails to give notice accepting the Landlord’s offer by the time required above, or if at the time Tenant accepts such offer or at the time Tenant’s lease of the Expansion Space becomes effective the Tenant is in default of any term of this Lease, or if this Lease is assigned by Tenant or the Premises sublet in whole or in part, then Tenant’s right of first offer provided in this section shall be automatically terminated and of no further force or effect, and Landlord shall have the right to lease the Expansion Space to any parties and upon any terms it sees fit.

§1.05                    Limited Right of Termination.  Tenant shall have a conditional right to terminate this Lease by (a) giving Landlord written notice of its election to terminate (the “Termination Notice”) not earlier than the 365th day prior to, and not later than the 270th day prior to, the 6th anniversary of the Commencement Date (the “Termination Period”), and (b) paying to Landlord, at the time of the Termination Notice, a fee (the “Termination Fee”) equal to (i) the then-unamortized value of all costs and expenses incurred by Landlord in any connection with the Lease, including all costs of constructing improvements (whether paid directly by Landlord or indirectly through allowances to Tenant), all out-of-pocket costs of brokerage commissions, legal fees and other costs, and all other rent concessions, moving allowances or credits, with such amortization to be calculated with interest at the annual rate of 10% over the Term and prorated to the date the termination is to become effective, and (ii) a separate fee of 6 times the monthly installment of Rent (including all Base Rent and Additional rent) which will be in effect at the time the termination is to become effective.  Within ten (10) days after request by Tenant, Landlord shall provide Tenant with a written statement of its calculation of the Termination Fee.  If (and only if) Tenant both delivers the Termination Notice and pays the Termination Fee within the Termination Period, and further provided that Tenant is not in default (beyond any applicable notice and/or cure period) of any term in this Lease either on the date of the Termination Notice or on the date on which such termination is to become effective, then the Lease will be terminated effective on the 6th anniversary of the Commencement Date.  Tenant shall not have the right to terminate this Lease if it fails either to deliver the Termination Notice or pay the Termination Fee within the Termination Period.

§1.06                    Surrender.  The Tenant shall at the expiration of the Term or any earlier termination of this Lease (a) promptly surrender to the Landlord possession of the Premises, including any fixtures or other improvements which under the provisions of this Lease are property of the Landlord, all in good order and repair (ordinary wear and tear excepted) and broom clean, (b) remove from the Premises the Tenant’s signs, goods and effects and any machinery, trade fixtures and equipment used in conducting the Tenant’s trade or business and not owned by the Landlord and (c) repair any damage to the Premises or the Building caused by such removal.

§1.07                    Holding Over.  If the Tenant continues to occupy the Premises beyond the Expiration Date or any earlier termination of this Lease, such occupancy shall be subject to all of the same terms and conditions as are contained in this Lease, except that the Base Rent payable during the period of such occupancy shall be equal to 1.50 times the amount of all Base Rent which was last in effect during the Term.  Nothing in the foregoing shall be deemed in any way to limit or impair the Landlord’s right to immediately evict the Tenant or exercise its other rights and remedies under the provisions of this Lease or applicable law, including the collection of consequential and other damages, on account of the Tenant’s occupancy of the Premises without having obtained Landlord’s prior consent.

ARTICLE II - RENT

§2.01                    Base Rent.  Tenant shall pay a minimum annual rental in each one-year period during the Term hereof which shall be referred to hereinafter as “Base Rent.”  Base Rent shall be calculated and increased for each such year as follows:

(A)                              Base Rent for lease years 1 through 6 of the Term shall be the sum of $607,150.50 (representing $16.50 per rentable square foot of the Premises), payable in equal monthly installments of $50,595.88 each.  Notwithstanding the foregoing or any other provisions of this Lease, the monthly installments of Base Rent for the first 12 months of the Term shall be abated.

(B)                                Base Rent for lease years 7 through 11 of the Term shall be the sum of $643,947.50 (representing $17.50 per rentable square foot of the Premises), payable in equal monthly installments of $53,662.29 each.

§2.02                    Real Estate Taxes.  Beginning on January 1, 2006, Tenant shall pay to Landlord in each year of the Term a proportionate share (the “Proportionate Share”) of the amount, if any, by which the Real Estate Taxes (defined below) applicable to the Property in each such year exceeds the Base Real Estate Taxes (defined below).  For these purposes, the fraction used in determining the Tenant’s Proportionate Share shall be the fraction reached by dividing the number of rentable square feet of the Premises set forth on page 1 hereof by the total number of rentable square feet in the Building.  The term “Real Estate Taxes” shall be construed to mean any and all real property taxes, assessments, sewer rates, ad valorem charges, all other governmental impositions in the nature of any of the foregoing, and all costs and expenses (including attorneys’ fees and costs of court or other proceedings) incurred in contesting property tax assessments or any other such governmental impositions.  The “Base Real Estate Taxes” shall be the Real Estate Taxes imposed in connection with the Building and the Property and allocable to the calendar year 2005.  Tenant shall not be entitled to any credit or rebate in the event Real Estate Taxes during any one year in the Term are lower than the Base Real Estate Taxes.

§2.03                    Operating Expenses.  Tenant shall pay to Landlord in each year or part year of the Term a Proportionate Share of the amount by which the Operating Expenses (defined below) for each such year exceed the Base Operating Expenses (defined below).  “Operating Expenses” shall mean all expenses, costs and disbursements of every kind and nature incurred in connection with the ownership, management, maintenance, repair and operation of the Building and Property, including but not limited to the following: (1) cost of wages and salaries of all employees engaged in the operation and maintenance of the Building and surrounding grounds and common areas, including but not limited to payroll taxes, insurance and benefits (all adjusted and prorated equitably with respect to employees which also provide services to other buildings); (2) cost of all supplies and materials used in the operation, maintenance and repair of the Building and all other portions of the Property; (3) cost of all utilities (including surcharges but excluding late fees), including but not limited to water, sewer, electricity and gas for both the rentable space and the common areas of the Building, and including all costs of repairing, replacing, improving and altering utility systems, lines and equipment at the Premises, Building and Property; (4) costs incurred under all maintenance and service agreements for the Building, including but not limited to access control, energy management services, window cleaning, elevator maintenance, janitorial service and landscaping; (5) cost of insurance relating to all of such property, including but not limited to the cost of casualty and liability insurance; (6) cost of non-capital repairs and general maintenance to the Building; (7) all property management fees and expenses or, in lieu thereof (at the discretion of Landlord), an administrative charge of 10% of all other Operating Expenses; (8) cost of audit and accounting services; (9) the costs of any improvements required or made necessary by law or changes in law; (10) cost of any capital improvements made to the Building that, in Landlord’s reasonable judgment, will reduce other operating expenses or increase energy efficiency, provided such costs are amortized in accordance with generally accepted accounting principles (“GAAP”) at such rates as may have been paid by Landlord on funds borrowed for the purpose of constructing such capital improvements or, if no such funds were borrowed, at such reasonable rates as are not in conflict with GAAP; and (11) cost of any licenses or permits required by any public authority.  For purposes of this provision, Operating Expenses shall not include (a) the cost of capital improvements (except as expressly provided above), (b) the costs of tenant improvements within tenant spaces, (c) ground rent or debt service, or (d) depreciation.  The “Base Operating Expenses” shall be the Operating Expenses allocable to the calendar year 2005.  Tenant shall not be entitled to any credit or rebate in the event Operating Expenses in any one year during the Term are lower than the Base Operating Expenses.

§2.04                    When Due and Payable.

(A)                              All rental obligations set forth in the foregoing provisions and elsewhere in this Lease, except for Base Rent, shall be referred to hereinafter as “Additional Rent.”  All Base Rent and Additional Rent are sometimes hereinafter together referred to as “Rent.”

(B)                                The Base Rent for each year (or part thereof) during the Term shall be due and payable in twelve (12) consecutive, equal monthly installments, in advance, on the first day of each calendar month during the Term.

(C)                                Tenant shall pay all Additional Rent within thirty (30) days after being billed therefor by Landlord.  However, Landlord may, at its discretion, (a) make from time to time during the Term a reasonable estimate of the Additional Rent which may become due for any year, (b) require the Tenant to pay to the Landlord such Additional Rent in equal installments at the time and in the manner that the Tenant is required hereunder to pay monthly installments of Base Rent, and (c) at the Landlord’s reasonable discretion, increase or decrease from time to time during such year the amount initially estimated for such year, all by giving the Tenant written notice thereof.  In such event, the Landlord shall cause the actual amount of such Additional Rent to be calculated, and the Tenant or the Landlord shall within thirty (30) days pay to the other the amount of any deficiency or overpayment, whichever the case may be.

(D)                               Within one hundred eighty (180) days after receipt of any year-end statement of Operating Expenses, Tenant shall have the right, at its own expense and after reasonable advance notice to the Landlord, to review the Landlord’s records relating to the calculation of Operating Expenses for such year, at the offices of the Landlord’s property manager.  In the event that such review determines that Operating Expenses have been miscalculated, the Landlord shall pay the Tenant (by crediting the next payment of Rent due under the Lease) or the Tenant shall pay the Landlord (at the time of the next installment of Rent), as the case may be, the amount of the overpayment or underpayment by Tenant with respect to its share of such expenses.  In addition, if any such review discloses that Tenant has overpaid Tenant’s total proportionate share of Operating Expense increases by more than five percent (5%) for any given calendar year, Landlord shall reimburse Tenant for Tenant’s actual and reasonable costs of such audit.  Tenant agrees that any party performing such review shall be compensated on the basis of hourly fees and not on a contingency or percentage basis.

(E)                                 Landlord shall have the right to apply any payment of Rent by Tenant to any amounts outstanding in any order in Landlord’s sole discretion.  Acceptance by Landlord of any partial payment of Rent shall not be deemed a waiver or satisfaction of the Tenant’s obligation to timely pay when due all remaining amounts of Rent hereunder, which shall remain due in their entirety according to the terms of this Lease.

§2.05                    Proration.  All items of Rent shall be prorated for any month during the Term which is not a full calendar month or in which two different rental rates are applicable.  Appropriate prorations shall also be made in determining the Tenant’s proportionate share of increases in Real Estate Taxes to the extent the tax/fiscal year is not a calendar year.  In addition, at Landlord’s election, the Tenant’s proportionate share of increases in Real Estate Taxes and in Operating Expenses may be calculated on a per square foot basis; in this case, the Tenant’s proportionate share shall be equal to (a) the difference between (1) the total Real Estate Taxes or Operating Expenses (as the case may be) for the year in question divided by the square footage of the Building, and (2) the Base Real Estate Taxes or Base Operating Expenses (as the case may be) divided by the square footage of the Building, (b) multiplied by the number of rentable square feet in the Premises.  Moreover, at Landlord’s election, any item of Operating Expense which varies depending on the level of occupancy in the Building, and that portion of the Base Operating Expenses which is represented by the same item of expense, may be adjusted so as to reflect the amount to be charged if the Building were one hundred percent (100%) occupied.  If only part of any calendar year falls within the Term, the amount computed as Additional Rent for such calendar year under the foregoing provisions of this section shall be appropriately prorated, but the expiration of the Term before the end of a calendar year shall not limit the Tenant’s obligation hereunder to pay the prorated portion of Additional Rent applicable to that portion of such calendar year falling within the Term.

§2.06                    Late Payment.  Each such payment of Rent shall be made promptly when due, without any demand, deduction or setoff whatsoever, at the place directed by Landlord.  Any payment of Rent not made when due shall, at Landlord’s sole option, bear interest at the rate of ten percent (10%) per annum from the due date until paid.  Additionally, any payment of Rent not paid within ten (10) days of when due shall be considered delinquent and subject to a late payment charge, for each occurrence of delinquency, of five percent (5%) of the amount overdue and payable.  This late payment charge shall be in addition to the interest provided for above and shall be due and payable with the next succeeding Rent payment.  The obligation to pay Rent shall survive termination of this Lease.

ARTICLE III - USE OF PREMISES

§3.01                    Use.  The Tenant shall use the Premises as a business office and for no other purposes.

§3.02                    Laws.  Tenant shall comply with any and all federal, state and local laws, ordinances and regulations, including but not limited to the Americans With Disabilities Act, applicable to the Premises and to the Tenant’s use of the Premises, and Tenant shall make any changes or improvements to the Premises required thereby, subject to §5.03 hereof.  Notwithstanding anything herein to the contrary, Landlord shall be solely responsible for ensuring that all common areas comply with the Americans with Disabilities Act.

§3.03                    Common Areas.  The Landlord hereby grants to the Tenant a non-exclusive license to use (a) all elevators, stairways, lobbies, hallways and other common areas of the Building, and (b) all portions of the grounds on which the Building is located which are manifestly designed and intended for common use by the occupants of the Building, all for pedestrian ingress and egress to and from the Premises.  In addition, Tenant shall have a non-exclusive license to use parking facilities at the Property, up to (but not exceeding) a limit of one hundred forty-eight (148) parking spaces, except that nine (9) of such one hundred and forty-

eight (148) spaces shall be in the location as shown on Exhibit B and marked for exclusive use by Tenant.  Such license rights shall be exercised in common with the Landlord and other tenants and their respective employees and invitees and in accordance with the Rules and Regulations promulgated from time to time pursuant to the provisions of Article XI.  At all times, except for the nine (9) spaces marked for the exclusive use of Tenant, Landlord shall have the right to rearrange, improve, reduce, replace or otherwise alter the parking areas and any other common areas at the Property, as well as any utility or mechanical systems and equipment at the Premises, Building or Property, provided that (i) Landlord shall not permanently obstruct access to the Premises (beyond reasonable obstructions arising during the construction process) in making any such changes to the common areas, systems or equipment and (ii) the number of aggregate parking spaces allowable to Tenant are not reduced.

§3.04                    Signage.  Landlord shall allocate to Tenant its proportionate share of space on the Building directory and, on or before the Commencement Date, shall insert Tenant’s name and location (and the names of its employees to the extent space is available) therein, at no cost to Tenant.  Any changes or additions subsequent to the Commencement Date shall be at Tenant’s sole expense.  Landlord shall install Building-standard identification signage at one entrance to the Premises, at Tenant’s sole expense, which shall be paid from the Allowance (as defined in Article V).  Landlord acknowledges that Tenant plans to request approval for installation of a sign on the exterior of the Building (the “Exterior Sign”), and Landlord agrees that it does not object to an Exterior Sign, per se, but installation of any such Exterior Sign shall be subject to Landlord’s determination and approval (which may be withheld by Landlord in its sole and absolute discretion) with regard to location, size, design and lettering, materials, lighting and other aesthetic factors.  Furthermore, any such Exterior Sign shall be subject to strict compliance with all zoning and other applicable laws and regulations and with all restrictions set forth in title covenants affecting the Building.  Tenant shall provide such drawings, plans and specifications as are requested by Landlord in reviewing the Exterior Sign.  Likewise, Landlord shall have the right to place conditions upon the granting of its approval of the Exterior Sign, including but not limited to requirements that the work be performed only by licensed contractors, that the work be supported by payment and performance bonds, that the contractors be fully insured, and that the work be performed only pursuant to valid permits.  If the Landlord consents to any such Exterior Sign, it shall be made at the Tenant’s sole expense and paid from the Allowance, and at such time and in such manner as to not unreasonably interfere with the use and enjoyment of the remainder of the Property by any other tenant or other person.  Furthermore, Tenant shall indemnify Landlord from all costs, expenses, damages, losses or liability arising from such Exterior Sign or the construction or installation or removal thereof.  Any Exterior Sign shall at all times remain Tenant’s property and shall be removed at Tenant’s sole cost and expense at the termination or earlier expiration of the Term, with Tenant being obligated to repair any damage to the Building resulting from such removal such that the damaged portion of the Building is in equal or better condition than existed prior to Tenant’s installation of the Exterior Sign.

ARTICLE IV - INSURANCE/INDEMNIFICATION

§4.01                    Tenant’s Insurance.  The Tenant shall procure and maintain, at its expense and throughout the Term, the following insurance:

(A)                              Commercial general liability insurance which (1) insures against claims for bodily injury, personal injury, advertising injury and property damage arising from the use, occupancy or maintenance of the Premises or any other portion of the Property by Tenant or any of its agents, employees, contractors, invitees and licensees, (2) insures without exclusion damage or injury arising from heat, smoke or fumes from a hostile fire, (3) has limits of not less than (i) $1,000,000 per occurrence, (ii) $2,000,000 general aggregate per location, (iii) $2,000,000 products and completed operations aggregate, (iv) $1,000,000 for personal and advertising injury liability, (v) $50,000 for fire damage legal liability, and (vi) $5,000 for medical payments, which minimum limits may be increased if recommended by Landlord’s consultants or other insurance professionals, (4) includes blanket contractual liability and broad form property damage liability coverage, and (5) contains a standard separation of insureds provision;

(B)                                Business auto liability insurance which insures against bodily injury and property damage claims arising out of ownership, use or maintenance of any auto with a combined single limit per accident of not less than $1,000,000;

(C)                                Worker’s compensation in statutory limits and employer’s liability insurance with limits of not less than $500,000 for each accident, $500,000 for each employee for bodily injury by disease, and $500,000 policy limit for bodily injury by disease;

(D)                               Umbrella excess liability insurance, in addition to and in excess of the commercial general liability, business auto liability and employer’s liability insurance described above, which insures against claims for bodily injury, personal injury, advertising injury and property damage and having limits of not less than (i) $5,000,000 per occurrence, and (ii) $5,000,000 for the annual aggregate;

(E)                                 All-risk property insurance covering all of Tenant’s personal property, inventory, equipment, fixtures, alterations and improvements at the Premises up to the replacement value of such property; and

Each liability insurance policy described above (except employer’s liability policies) shall name Landlord, Landlord’s agent and advisor, Landlord’s property manager, and any Mortgagees (defined in §12.01 below), and expressly including any trustees, directors, officers, employees or agents of any such entities, all as additional insureds.  Each property insurance policy described above shall name Landlord as loss payee with respect to any permanently affixed improvements and betterments to the Premises.  All such policies shall (i) be issued by insurers licensed to do business in the state in which the Property is located, (ii) be issued by insurers with a current rating of “A-” “VIII” or better in Best’s Insurance Reports, (iii) be primary without right of contribution from any of Landlord’s insurance, (iv) be written on an occurrence (and not claims-made) basis, and (v) be uncancellable without at least thirty (30) days’

prior written notice to the Landlord and any Mortgagee.  At least fifteen (15) days before the Commencement Date (or, if earlier, the date Tenant first enters into the Premises for any reason), Tenant shall deliver to the Landlord certificates of insurance satisfactory to Landlord for each such policy required above.  Within ten (10) days after any such policy expires, Tenant shall deliver to the Landlord a certificate of renewal evidencing replacement of the policy.  The limits of insurance required by this Lease or as otherwise carried by Tenant shall not limit the liability of Tenant or relieve Tenant of any obligations under this Lease, except to the extent provided in any waiver of subrogation contained in this Lease.  Tenant shall have sole responsibility for payment of all deductibles.

§4.02                    Landlord’s Insurance.  The Landlord shall maintain throughout the Term all-risk or fire and extended coverage insurance upon the Building in an amount equal to one hundred percent (100%) of the replacement value thereof (or, in lieu thereof, a specified plan of self-insurance).  The premiums for such insurance and of each endorsement thereto shall be deemed to be part of the Operating Expenses a share of which is to be paid by Tenant as Additional Rent hereunder.  Furthermore, Tenant shall pay, as Additional Rent and as billed by Landlord, the entire amount of any increase in premiums for any insurance obtained by Landlord which occurs solely due to the particular use of the Premises by Tenant.

§4.03                    Waiver of Subrogation.  Notwithstanding anything to the contrary in this Lease, Landlord and Tenant each waives all rights to recovery, claims or causes of action against the other and the other’s agents, trustees, officers, directors and employees on account of any loss or damage which may occur to the Premises, the Property or any improvements thereto or to any personal property of such party to the extent such loss or damage is caused by a peril which is required to be insured against under this Lease, regardless of the cause or origin (including negligence of the other party).  Landlord and Tenant each covenants to the other that, to the fullest extent permitted by law, no insurer shall hold any right of subrogation against the other party.  Tenant covenants to Landlord that all policies of insurance maintained by Tenant respecting property damage shall permit such waiver of subrogation, and Tenant agrees to advise all of its insurers in writing of the waiver.

§4.04                    Indemnification.  Tenant hereby agrees to indemnify and hold Landlord and Landlord’s agents and advisors harmless from and against any cost, damage, claim, liability or expense (including attorney’s fees) incurred by or claimed against Landlord, directly or indirectly, as a result of or in any way arising from Tenant’s use and occupancy of the Premises or in any other manner which relates to the business of Tenant (except to the extent caused by Landlord’s negligence or willful misconduct).  Furthermore, Tenant hereby releases and absolves Landlord from any liability for theft, damage or other loss, regardless of the cause or reason, in connection with any furniture, fixtures, machinery, equipment, inventory or other personal property of any kind belonging to Tenant or to any of its employees, agents, invitees or licensees.  Landlord agrees to indemnify and hold harmless Tenant from liability resulting from the gross negligence or willful misconduct of Landlord.

ARTICLE V - IMPROVEMENTS TO PREMISES

§5.01                    Initial Improvements.

(A)                              Certain improvements shall be constructed in the Premises according to the space plan attached hereto as Exhibit C (the “Space Improvements”) for the purpose of initially preparing the Premises for occupancy by Tenant, all to be paid for as provided in subsection (B) of this section below.  Such Space Improvements shall be constructed by Landlord and in accordance with the following procedures:

(1)                                  Landlord shall promptly after execution of this Lease engage an architect to prepare plans and specifications of the Space Improvements for Tenant’s review and approval.  Such architect shall be selected with Tenant’s prior approval, which approval shall not be unreasonably withheld.  Such plans and specifications shall be submitted to Tenant within twenty-one (21) days after the date hereof, and Tenant shall review and either approve or notify Landlord of proposed changes thereto within fourteen (14) days after receiving same.  If no response is forthcoming from Tenant within this fourteen (14) day period, such plans shall be deemed approved.  Landlord shall make any changes to such plans reasonably (and timely) requested by Tenant and necessary to make the plans and specifications conform to Exhibit C.

(2)                                  Promptly after the plans and specifications have been finalized, Landlord shall deliver a copy of such plans and specifications to Tenant, and Landlord shall obtain bids for the construction of such improvements from at least two contractors that are not affiliated with Landlord in any way nor owned in party by any member, employee or family member of any member or employee of Landlord.  Tenant may, at its option, also obtain bids for such work.  After receipt of all bids, each party shall provide copies to the other, and Landlord and Tenant shall promptly select the lowest responsible qualified bid (in Landlord’s reasonable discretion).  Thereafter, Landlord shall contract for the construction of such Space Improvements.  Landlord shall, in no event, be entitled to a management fee for the Space Improvements.

(3)                                  Tenant and its agents and contractors shall have the right to enter the Premises prior to the Commencement Date for purposes of installing fixtures, provided that in doing so such parties shall not interfere with Landlord or its contractors constructing the Space Improvements, and further provided that prior to any such entry Tenant shall have obtained the insurance required under Article IV hereof, and its contractors shall have obtained such liability, workmen’s compensation and other insurance as is reasonably acceptable to Landlord.  The Commencement Date shall not be deemed to occur upon such entry unless Tenant begins commencing its normal business operations within the Premises.

(B)                                All costs and expenses of designing and constructing the Space Improvements described in subsection (A) above shall be paid as follows:

(1)                                  Landlord shall provide and pay to Tenant an amount not to exceed $25.00 per rentable square foot of the Premises (the “Allowance”) towards (i) the costs of designing the space plan in Exhibit C and all of the plans and specifications for the Space Improvements, and (ii) the costs of constructing the Space Improvements, including but not limited to all fees, costs and expenses paid under construction contracts and subcontracts, construction managers’ fees, costs and expenses, the costs of materials, supplies, permits and other items, and any other out-of-pocket expenditures incurred in any connection with such construction (collectively, the “Space Improvement Costs”).  The Allowance shall not be paid for any other costs or purposes, except that, to the extent the Space Improvement Costs are less than $25 per rentable square foot, Tenant shall be permitted to apply the portion of the Allowance in excess of the Space Improvement Costs, up to (but not exceeding) an amount of $7.00 per rentable square foot of the Premises, towards the costs of acquisition and installation of Tenant’s furniture, fixtures and equipment (including any telecommunications equipment) for the Premises.  Tenant shall pay all of the Space Improvement Costs which are in excess of the Allowance.

(2)                                  Tenant shall pay to Landlord the amount by which the total costs to Landlord of designing and constructing the Space Improvements exceed the Allowance within thirty (30) days after receiving Landlord’s written statement of such costs.  Tenant shall, prior to Landlord’s beginning construction of the improvements, provide a letter of credit or other security satisfactory to Landlord for Tenant’s performance of the foregoing obligation in the event the costs of the Space Improvements (including any modifications requested by Tenant) are significant in the estimation of Landlord.  Tenant shall provide this required security within seven (7) days after request by Landlord.

(3)                                  Landlord agrees to pay to Tenant a moving cost reimbursement up to (but not exceeding) an amount of $2.00 per rentable square foot of the Premises.  Landlord shall pay such amount(s) to Tenant within thirty (30) days after receiving copies of invoices and receipts for such costs (or, if later, within five (5) days after Tenant moves to the Premises and begins to conduct business therein).

(4)                                  Notwithstanding anything to the contrary, Landlord shall be solely responsible for the cost and expense associated with the following, which shall not be considered part of the Space Improvements to be included in the Allowance:

(i)                                     Electrical service shall be distributed to the Premises;

(ii)                                  Air conditioning’s main duct into the Premises shall be distributed;

(iii)                               Fire sprinkler system shall be distributed throughout the space and ready for expansion and adjustment to drop heads when ceiling is installed;

(iv)                              All columns, exterior walls, and window walls shall be drywalled and completed, taped, painted, and ready for wallcovering by Tenant;

(v)                                 Building standard ceiling grid and tiles shall be provided and installed by Landlord; and

(vi)                              Any necessary demolition of any portion of the Premises.

(C)                                Landlord shall use commercially reasonable efforts to complete such improvements on or before September 1, 2004 (the “Target Date”), but Landlord shall have no liability to the Tenant hereunder if prevented from doing so due to strike or other labor troubles, governmental restrictions, failure or shortage of utility service, national or local emergency, accident, flood, fire or other casualty, adverse weather condition, other act of God, inability to obtain a building permit or a certificate of occupancy, or any other cause beyond the Landlord’s reasonable control.  However, if any delay in completion of the Space Improvements or in delivering possession of the Premises to Tenant beyond the Target Date are caused by Tenant, including but not limited to failure of Tenant to timely respond to submissions by Landlord under subsection (A) of this section above or Tenant’s requesting changes in the Space Improvements which delay completion thereof, then Tenant shall commence all of its obligations hereunder (including the payments of Rent), and all terms herein shall be effective and binding, on that date reasonably calculated by Landlord or its contractor as the date on which Landlord would have substantially completed the Space Improvements if not for such delay.

§5.02                    Acceptance.  Except for latent defects or work described in Exhibit C but remaining incomplete, the Tenant shall for all purposes of this Lease be deemed to have accepted the Premises upon assuming occupancy thereof and to have acknowledged the Premises to be in the condition required hereunder.

§5.03                    Tenant’s Alterations.

(A)                              Except as specifically provided in Sections 5.03(B) and 5.03(C) below, Tenant shall not make any alteration, addition or improvement to the Premises, whether structural or nonstructural and including any signs or other items which may be visible from the exterior of the Premises, without the Landlord’s prior written consent.  Notwithstanding the immediately preceding sentence, Landlord shall not unreasonably withhold or delay its consent to alterations which are not: (i) structural; (ii) Building system-related; (iii) visible from the exterior of the Premises; or (iv) of a nature which, in Landlord’s sole judgment, would adversely impact the value of the Building.  Tenant shall provide such drawings, plans and specifications as are requested by Landlord in reviewing any such proposed improvements.  Likewise, Landlord shall have the right to place conditions upon the granting of its approval of any alteration or improvement, including but not limited to requirements that the work be performed only by bonded contractors or that Landlord itself perform the work at the Tenant’s expense.  If the Landlord consents to any such proposed alteration, addition or improvement, it shall be made at the Tenant’s sole expense (and the Tenant shall hold the Landlord harmless from any cost incurred on account thereof), and at such time and in such manner as to not unreasonably interfere with the use and enjoyment of the remainder of the Property by any other tenant or other person.  All such alterations and improvements shall comply in all respects with any and all applicable federal, state and local laws, ordinances and regulations, including but not limited to the Americans With Disabilities Act and regulations promulgated thereunder.  Furthermore, Tenant shall indemnify Landlord from all damages, losses or liability arising from such alterations or improvements or the construction thereof by Tenant or by any other party other than Landlord.  Notwithstanding the foregoing, Tenant shall be permitted in accordance with local signage codes and ordinances, which shall be part of the Space Improvements, have the right to install appropriate signage, including Tenant’s corporate logo and name on the building directory and entry into the Premises.

(B)                                Upon written request received by Landlord from Tenant, Landlord shall accommodate Tenant’s request, at no further rental charge, for Tenant to place and operate (all at Tenant’s sole cost, liability and expense) up to five satellite dishes (which shall remain Tenant’s property and shall be removed at Tenant’s sole cost and expense at the termination or earlier expiration of the Term) on an area of the roof of the Building (the size of which shall not exceed [400?] square feet and the location of which area shall be pre-approved by Landlord prior to the parties’ execution of this Lease) during the Term of the Lease, subject however to (i) Landlord’s approval as to location, equipment size and specifications, aesthetics, the identity of Tenant’s installing contractor and other similar factors, which approval shall not be unreasonably withheld or delayed, (ii) the terms of Landlord’s form license agreement, a copy of which is attached hereto as Exhibit E, which shall be executed and delivered at the time of Tenant’s electing to install any such dish(es), (iii) the rights of others owning and/or operating dishes, antennae and/or other communications equipment on the Building or the Property, (iv) all zoning, building code, communications, aviation and other laws and regulations and all covenants and restrictions of public record.  Tenant shall indemnify, defend and hold Landlord harmless from and against liability resulting from the existence and operation of any such satellite dish.

(C)                                Upon written request received by Landlord from Tenant, Landlord shall accommodate Tenant’s request, at no further rental charge, for Tenant to install and procure, at Tenant’s sole cost, liability and expense, a generator (which shall remain Tenant’s property and shall be removed at Tenant’s sole cost and expense at the termination or earlier expiration of the Term) on Landlord’s property outside the Building.  The location, installation, power source, fuel type, size and specifications of the generator shall comply with those shown on Exhibit F and attached hereto and the identity of Tenant’s installing contractor shall in all respects be subject to Landlord’s prior written approval, which approval shall not be unreasonably withheld.  Tenant shall be solely responsible for full legal compliance of the generator with all zoning, building code, communications, aviation and other laws and regulations and all covenants and restrictions of public record, as well as any permitting and licensing requirements.  Tenant shall indemnify, defend and hold Landlord harmless from and against liability resulting from the existence and operation of any such generator.

§5.04                    Mechanics’ Liens.  Tenant shall (a) immediately bond or have released any mechanics’, materialman’s or other lien filed or claimed against any or all of the Premises, the Building, or any other property owned or leased by the Landlord by reason of labor or materials provided for the Tenant or any of its contractors or subcontractors, or otherwise arising out of the Tenant’s use or occupancy of the Premises, and (b) defend, indemnify and hold harmless the Landlord against and from any and all liability or expense (including but not limited to attorneys’ fees) incurred by the Landlord on account of any such lien or claim.  Notwithstanding the foregoing to the contrary, Tenant shall not be responsible for any mechanics’, materialman’s or other lien filed or claimed against the Premises as a result of Landlord’s construction of the Space Improvements and other improvements under Section 5.01.

§5.05                    Fixtures.  Any and all improvements, repairs, alterations or other property attached to, used in connection with or otherwise installed within the Premises by the Landlord or the Tenant shall, immediately on the completion of their installation, become the Landlord’s property without payment therefor by the Landlord, except that any furniture, appliances and office equipment installed by the Tenant and used in the conduct of the Tenant’s trade or business (rather than to service the Premises or any of the remainder of the Building or the Property) shall remain the Tenant’s property.

ARTICLE VI - MAINTENANCE AND SERVICES

§6.01                    Ordinary Services.  During the hours of 8:00 a.m. to 6:00 p.m. Monday through Friday and 8:00 a.m. to 1:00 p.m. on Saturdays (except federal holidays), Landlord shall provide heating and air-conditioning to the Premises, in the appropriate seasons of the year, for the comfortable use and occupancy of the Premises.  In addition, Landlord shall provide (a) electricity and water suitable for the use of the Premises in accordance with the provisions of §3.01, (b) automatic elevator service within the Building, and (c) janitorial service and trash removal service.  All such services shall be an Operating Expense of the Building for which Tenant pays a proportionate share as described in §2.03 above.  Notwithstanding anything to the contrary in this Lease, Landlord shall at all times determine the actual supplier of all utilities, and the manner in which such utilities are supplied, to the Building and Property.

§6.02                    Extraordinary Services.  The Landlord shall not be obligated to provide to or for the benefit of the Premises any of the services referred to in the provisions of §6.01 above other than during the hours referred to therein, except as expressly specified in this §6.02 below.  If the Tenant requests such services to be continued during extended hours, Tenant shall pay to the Landlord as Additional Rent the amount from time to time charged by the Landlord for such extended service, such amount to be calculated as a function of the costs to provide such services during extended hours and the number of tenants sharing same at the time requested.  Landlord’s current charge for after-hours HVAC service is $55.00 per hour.

§6.03                    Excessive Use.  The Tenant shall not, without first obtaining the Landlord’s written consent thereto, install within the Premises any electrical machinery, appliances or equipment (including, by way of example rather than of limitation, any electrical heating, cooking, water-heating or refrigeration equipment, kitchen equipment, photocopying equipment, electronic data processing machinery, reproduction equipment or punch-card machinery) which uses electrical current in excess of that which is standard for the Building, and Tenant shall pay as Additional Rent the additional expense incurred by the Landlord as a result of any of the foregoing, including that resulting from any installation of such equipment.  The Landlord shall have the right from time to time, using sub-meters or other methods, to measure the consumption of electricity or other utilities upon the Premises.  In the event Landlord determines Tenant is consuming a disproportionate amount of electricity or other utilities at the Premises in relation to other tenants, and regardless of whether such determination is reached by submetering or other methods, Tenant shall pay Landlord (a) within 30 days after billing, the out-of-pocket costs of installing submeters, and (b) on a monthly basis, as Additional Rent, the cost of all such electricity or other utilities consumed at the Premises as indicated by the submeter(s).

§6.04                    Maintenance by Tenant.  The Tenant shall at all times maintain the interior of the Premises in good, clean and safe repair and condition, ordinary wear and tear excepted.

§6.05                    Maintenance by Landlord.  The Landlord shall furnish, supply and maintain in good order and repair (a) the roof, foundation and all other structural portions of the Building, (b) the hallways, stairways, lobbies, elevators, restrooms, parking areas and other common areas of the Building, (c) the base building, plumbing, utility, heating, ventilating and air-conditioning facilities, (d) the interior and exterior structural walls, and (e) all exterior paved surfaces.

§6.06                    Interruption.  The Landlord shall have no liability to the Tenant on account of any failure, modification or interruption of electricity, water or other utility or HVAC or other service or interruption in access to the Premises, but in any such event Landlord shall take reasonable steps to provide for the resumption of such service or access to the extent the same is within Landlord’s control.  In addition, Landlord shall not be liable to the Tenant for any disruption to Tenant’s business which occurs as a result of any repairs, replacements, improvements or alterations that take place within the Premises.  However, during any such repairs, replacements, improvements or alterations, Landlord shall take reasonable steps to minimize the disruption.  In the event of a continuous utility interruption which lasts for five (5) consecutive business days and which renders the Premises untenantable during the entirety of such period, Tenant shall be entitled to an abatement of Base Rent and Additional Rent for the period of the utility interruption proportionate to that portion (if less than all) of the Premises which is rendered untenantable by the relevant utility interruption.

§6.07                    Right of Entry.  Landlord and its agents and contractors shall be entitled to enter the Premises at any time (a) to inspect the Premises, (b) to exhibit the Premises to any existing or prospective purchaser, tenant or mortgagee thereof, (c) to make any alteration, improvement or repair to the Building or the Premises, or (d) for any other purpose relating to the operation or maintenance of the Property, all provided that the Landlord shall (1) give the Tenant at least 24 hours’ prior notice of its intention to enter the Premises (unless doing so is impractical or unreasonable because of emergency), and (2) use reasonable efforts to avoid interfering with the Tenant’s use and enjoyment thereof.

ARTICLE VII - FINANCIAL INFORMATION

§7.01                    Financial Reports.  On or before the expiration of one hundred twenty (120) days after the end of each calendar year (or part year) during the Term, Tenant shall deliver to Landlord (a) an income statement and statement of changes in financial position, both with respect to such calendar year then ending, for the Tenant and each guarantor of this Lease, and (b) a balance sheet as of December 31 of such calendar year for the Tenant and each guarantor of this Lease.  Such financial statements shall be prepared in accordance with generally accepted accounting principles applied on a consistent basis.

ARTICLE VIII - CASUALTIES

§8.01                    General.  If the Premises are damaged by fire or other casualty during the Term, then the following shall apply:

(A)                              The Landlord shall restore the Premises with reasonable promptness, taking into account the time required by the Landlord to effect a settlement with, and to procure any insurance proceeds from, any insurer against such casualty, to substantially the same condition as existed immediately before such casualty.  Landlord may temporarily enter and possess any or all of the Premises for such purpose.  The Landlord shall not be obligated to repair, restore or replace any fixture, improvement, alteration, furniture or other property owned or installed by the Tenant.

(B)                                The times for commencement and completion of any such restoration shall be extended for the period of any delay arising due to force majeure causes beyond the Landlord’s control.  If the Landlord undertakes to restore the Premises, but such restoration cannot be accomplished within one hundred and eighty (180) days after the date of casualty, as determined by estimate of Landlord upon such casualty, then Tenant may terminate this lease by giving written notice thereof to the Landlord within fifteen (15) days after receipt of such estimate from Landlord.

(C)                                From the time of such casualty to the completion of restoration as described above, Tenant’s rental obligations shall be abated proportionately from that portion of the Premises which is rendered untenantable as a result of the casualty.

§8.02                    Substantial Destruction.  Anything contained in the foregoing provisions of this section to the contrary notwithstanding:

(A)                              If during the Term the Building is so damaged by fire or other casualty that (a) either the Premises or the Building are rendered substantially unfit for occupancy, as reasonably determined by the Landlord, or (b) the Building is damaged to the extent that the Landlord elects to demolish the Building, or if any mortgagee or lender requires that any or all of the insurance proceeds issued on account thereof be used to retire any or all of the debt secured by its mortgage, then in any such case the Landlord may elect to terminate this Lease as of the date of such casualty by giving written notice thereof to the Tenant within sixty (60) days after such date; and

(B)                                In such event, (1) the Tenant shall pay to the Landlord the Base Rent and any Additional Rent payable by the Tenant hereunder and accrued through the date of such casualty, (2) the Landlord shall repay to the Tenant any and all prepaid Rent for periods beyond such casualty, and (3) the Landlord may enter upon and repossess the Premises without further notice.

§8.03                    Tenant’s Negligence.  Anything contained in any provision of this Lease to the contrary notwithstanding, if any such damage to the Premises, the Building or Property are caused by or result from the negligent or intentional act or omission of the Tenant or any of its employees, contractors, agents, invitees or licensees, then (a) the Rent shall not be abated or apportioned as aforesaid, and (b) the Tenant shall pay to the Landlord upon demand, as Additional Rent, the cost of (i) any repairs and restoration made or to be made as a result of such damage, or (ii) (if the Landlord elects not to restore the Building) any damage or loss which the Landlord incurs as a result of such damage, except if and to the extent that the Tenant is released from liability therefor pursuant to the provisions of §4.03 hereof.

ARTICLE IX - CONDEMNATION

§9.01                    Right to Award.  If any or all of the Premises are taken by the exercise of any power of eminent domain or are conveyed to or at the direction of any governmental entity under a threat of any such taking (each of which a “Condemnation”), the Landlord shall be entitled to collect from the condemning authority thereunder the entire amount of any award or consideration for such conveyance, without deduction therefrom for any leasehold or other estate held by the Tenant under this Lease.  The Landlord shall be entitled to conduct any condemnation proceeding and any settlement connected therewith free of interference from the Tenant, and the Tenant hereby waives any right which it has to participate therein.  However, the Tenant may seek, in a separate proceeding, a separate award on account of any damages or costs incurred by the Tenant as a result of any such Condemnation, so long as such separate award in no way diminishes any award or payment which the Landlord would otherwise receive as a result of such Condemnation.

§9.02                    Effect of Condemnation.  If (a) all of the Premises are covered by a Condemnation, or (b) any part of the Premises is covered by a Condemnation and the remainder is insufficient for the reasonable operation of the Tenant’s business, or (c) any of the Building is covered by a Condemnation and, in the Landlord’s reasonable opinion, it would be impractical to restore the remainder thereof, or (d) any of the rest of the Property is covered by a Condemnation and, in the Landlord’s reasonable opinion, it would be impractical to continue to operate the remainder of the Property thereafter, then, in any such event, the Term shall terminate on the date on which possession of the property covered by such Condemnation is taken by the condemning authority thereunder, and all Rent (including any Additional Rent and other charges payable hereunder) shall be apportioned and paid to such date.  If there is a Condemnation and the Term does not terminate pursuant to the foregoing provisions of this subsection, the operation and effect of this Lease shall be unaffected by such Condemnation, except that the Base Rent (and Tenant’s Proportionate Share for purposes of calculation of Additional Rent) shall be reduced in proportion to the square footage of floor area, if any, of the Premises covered by such Condemnation.

§9.03                    Interruption.  If there is a Condemnation, the Landlord shall have no liability to the Tenant on account of any (a) interruption of the Tenant’s business upon the Premises, (b) diminution in the Tenant’s ability to use the Premises, or (c) other injury or damage sustained by the Tenant as a result of such Condemnation.

ARTICLE X - ASSIGNMENT / SUBLETTING

§10.01              Actions Covered.  Any assignment by Tenant of this Lease or its rights hereunder, any subletting of the Premises and any license, mortgage, pledge or other transfer of any part of the Premises or any of Tenant’s interests therein or under this Lease shall all be referred to hereinafter as a “Transfer.”  Furthermore, the sale, assignment or other transfer of any direct or indirect controlling interest in the Tenant (if a corporation), the sale, assignment or other transfer of any general partnership interest in Tenant (if a partnership), the sale, assignment or other transfer of any managing membership interest in Tenant (if a limited liability company), the sale of substantially all of Tenant’s assets, and the merger or consolidation of Tenant into another organization or the reorganization or dissolution of Tenant, after which Tenant shall not be the surviving corporation or partnership, shall each be considered a “Transfer” for the purposes of this Lease.

§10.02              Restrictions.  Except as provided for otherwise herein, Tenant shall not Transfer this Lease or the Premises without first obtaining the Landlord’s prior written consent thereto.  Landlord agrees to not unreasonably withhold its consent to a proposed Transfer, but Landlord shall not be deemed acting unreasonably for withholding its consent for reasons related to the financial status of the Transferee, the credit history of the Transferee, the potential use or overuse of the elevators, parking areas or other elements of the Building, the reputation or credibility of the Transferee, or other bona-fide concerns of the Landlord.  In the event that Tenant proposes any Transfer, Tenant shall notify Landlord in writing, provided such disclosure is not prohibited by applicable law, at least sixty (60) days before the date on which the Transfer is to be effective and, as included with such notice, furnish Landlord with (i) the name of the entity receiving such Transfer (the “Transferee”), (ii) a detailed description of the business of the Transferee, (iii) audited financial statements of the Transferee, (iii) any other information reasonably requested by the Landlord with respect to the Transfer or the Transferee, and (iv) a fee of $2,500 to compensate Landlord for legal fees, costs of administration and other expenses to be incurred in connection with the review and processing of such documentation.  To the extent approval is required hereunder, Landlord shall respond to Tenant’s request for approval or disapproval of the Transfer within twenty (20) days after Landlord receives the request and all documents and information required above.  In no event shall Tenant be permitted to Transfer the Lease or the Premises (or any portion thereof) to any other tenant in the Building or, if the Building is part of a complex, any other tenant in the complex.  Notwithstanding the foregoing, Landlord’s consent shall not be required with respect to (1) any Transfer to a parent, subsidiary or other affiliate of Tenant, provided that (a) Tenant delivers to Landlord, at least 30 days prior to such Transfer, all of the documents and information described in clauses (i) through (iii) above, (b) the Tenant shall remain fully and primarily liable for all obligations under the Lease, and the Transferee shall assume all such obligations, (c) the gross assets and net worth of the Transferee immediately following the Transfer are greater than or equal to the gross assets and net worth of the Tenant (as determined in accordance with GAAP accounting), (d) such Transfer is not undertaken for the purpose of avoiding liability or recourse for the obligations of this Lease, (e) the subject Transfer will not result in a material increase in the Operating Expenses incurred with respect to the Building, and (f) the subject Transfer will not result in a material increase in the burden on elevators, HVAC systems or other common facilities at the Building, or (2) any Transfer that involves the sale, assignment or other transfer of any direct or indirect controlling interest in the Tenant (if a corporation), the sale, assignment or other transfer of any general partnership interest in Tenant (if a partnership), the sale, assignment or other transfer of any managing membership interest in Tenant (if a limited liability company), the sale of substantially all of Tenant’s assets, and the merger or consolidation of Tenant into another organization, provided that, (aa) Tenant delivers to Landlord, at least 30 days prior to such Transfer (if permitted by applicable law), all of the documents and information described in clauses (i) through (iii) above, (bb) the Tenant or the Transferee, as the case may be, shall remain fully and primarily liable for all obligations under the Lease, (cc) the gross assets and net worth of the Transferee immediately following the Transfer are greater than or equal to the gross assets and net worth of the Tenant (as determined in accordance with GAAP accounting), (dd) such Transfer is not undertaken for the purpose of avoiding liability or recourse for the obligations of this Lease, (ee) the subject Transfer will not result in a material increase in the Operating Expenses incurred with respect to the Building, and (ff) the subject Transfer will not result in a material increase in the burden on elevators, HVAC systems or other common facilities at the Building.

§10.03              Liability to Landlord.  Tenant hereby agrees that notwithstanding anything in this Lease to the contrary, and regardless of whether or not Landlord’s consent is required hereunder, no Transfer shall be valid or effective unless and until the Transferee agrees in a written document, in form and substance satisfactory to Landlord, that the Transferee shall (1) in the case of a subletting of any part of the Premises, observe and perform all duties, obligations and liabilities of the Tenant under the terms of this Lease as such terms relate to the space subleased, or (2) in the case of all other Transfers, observe and perform all duties, obligations and liabilities of the Tenant under the terms of this Lease.  In addition, no Transfer of any kind, regardless of whether or not Landlord’s consent thereto is required hereunder, shall serve to relieve or release the Tenant in any way from full and direct liability for the timely performance of all of the Tenant’s duties and obligations under this Lease.

§10.04              Excess Rents.  In the event that Tenant effects any Transfer and at any time receives rent and/or other consideration on a periodic basis which exceeds that which Tenant is obligated to pay to Landlord hereunder, Tenant shall pay to Landlord all of such excess rent or other consideration when and as received by Tenant.

§10.05              Recapture.  In the event that Tenant requests approval of any Transfer of the Lease or Premises, Landlord shall have, in addition to the other rights set forth in this section, the right to (a) terminate this Lease, if the Transfer is in the nature of an assignment of the Lease, which termination shall be effective at the time indicated by Landlord to Tenant in a written notice of election to terminate, (b) terminate this Lease with respect to the portion of the Premises proposed to be subleased, if the Transfer is in the nature of a subletting, which termination shall be effective on the date the proposed subletting is to become effective, and with the Rent provided herein to be adjusted proportionately with respect to any portion of the Premises not subject to such proposed subletting, or (c) sublet the Premises as subtenant, if the Transfer is in the nature of a subletting, in accordance with the terms of the proposed sublease.  If requested by Tenant, Landlord shall either make its election or decline to make any such election in writing to Tenant given within thirty (30) days after the Tenant’s request.

§10.06              Landlord’s Transfers.  Landlord shall have the unrestricted right to assign or transfer its interest in this Lease to purchasers of the Building, to holders of mortgages or deeds of trust on the Building, or to any other party, in which event Landlord shall be released from all duties, obligations and liabilities arising hereunder after the assignment or transfer becomes effective (provided that the transferee assumes the Landlord’s prospective obligations under the Lease arising after the assignment or transfer becomes effective).  Landlord shall not, however, be released from any duties, obligations and liabilities properly attributable to the period of the Term before the assignment or transfer becomes effective.

ARTICLE XI - RULES & REGULATIONS

§11.01              Landlord’s Rules.  The Landlord shall have the right to impose and subsequently modify, from time to time and at its sole discretion, reasonable rules and regulations (hereinafter referred to as the “Rules and Regulations”) having uniform applicability to all tenants of the Building (subject to the provisions of their respective leases) and governing their use and enjoyment of the Building and the remainder of the Property.  The Tenant and its agents, employees, invitees and licensees shall comply with such Rules and Regulations.  A copy of the Rules and Regulations in effect on the date hereof is attached hereto as Exhibit D.

ARTICLE XII - MORTGAGE LENDERS

§12.01              Subordination.  This Lease shall be subject and subordinate to the lien, operation and effect of each mortgage, deed of trust, ground lease and/or other similar instrument covering any or all of the Premises or the Property, and each renewal, modification or extension thereof (each of which referred to as a “Mortgage”), all automatically and without the necessity of any further action by either party hereto, provided, however, that in the event the beneficiary under any such Mortgage (referred to as a “Mortgagee”) succeeds to the interest of Landlord hereunder through foreclosure or otherwise, such Mortgagee shall honor this Lease and not disturb Tenant in its possession of the Premises except upon an Event of Default (defined in §14.01 below).  In addition, Tenant shall attorn to any such Mortgagee and agrees that such Mortgagee shall not be liable to Tenant for any defaults by Landlord under this Lease or for any other event occurring prior to such Mortgagee’s succeeding to the interest of Landlord hereunder.  Landlord represents and warrants that, as of the date hereinabove first written, there is no Mortgage encumbering the Property.  Landlord shall use reasonable good faith efforts to obtain from any future Mortgagee of the Property, for the benefit of Tenant, a subordination, non-disturbance and attornment agreement (an “SNDA”) consistent with the foregoing provisions of this Section 12.01; provided that, Landlord’s inability to obtain an SNDA from any such future Mortgagee of the Property shall not impair the effectiveness or enforceability of this Lease and shall not result in any liability to Landlord.

§12.02              Written Agreement.  The Tenant shall, within ten (10) days after request by the Landlord or any Mortgagee, execute, acknowledge and deliver such further instrument as is requested by Landlord or any Mortgagee to acknowledge the rights of the parties described in §12.01 above and providing such other information and certifications as is reasonably requested.  Any Mortgagee may at any time subordinate the lien of its Mortgage to the operation and effect of this Lease without obtaining the Tenant’s consent thereto, in which event this Lease shall be deemed to be senior to such Mortgage without regard to their respective dates of execution, delivery and/or recordation among the land records of the jurisdiction in which the Property is located.

§12.03              Estoppel Certificate.  The Tenant shall, if the following is true and accurate, from time to time, within ten (10) days after request by the Landlord or any Mortgagee, execute, acknowledge and deliver to the Landlord (or, at the Landlord’s request, to any existing or prospective purchaser, assignee or Mortgagee) a written certification (a) that this Lease is unmodified and in full force and effect (or, if there has been any modification, stating the nature of such modification), (b) as to the dates to which the Base Rent and any Additional Rent and other charges arising hereunder have been paid, (c) as to the amount of any prepaid Rent or any credit due to the Tenant hereunder, (d) that the Tenant has accepted possession of the Premises and all improvements thereto are as required hereunder, and the date on which the Term commenced, (e) as to whether, to the best knowledge, information and belief of the Tenant, the Landlord or the Tenant is then in default in performing any of its obligations hereunder (and, if so, specifying the nature of each such default), and (f) as to any other fact or condition reasonably requested by the Landlord or such other party.  Any such certificate may be relied upon by the Landlord and any such other party to whom the certificate is directed.

ARTICLE XIII - ENVIRONMENTAL COVENANTS

§13.01              Prohibitions.  Tenant agrees that Tenant, its employees, licensees, invitees, agents and contractors shall not use, manufacture, release, store or dispose of on, under or about the Premises any explosives, flammable substances, radioactive materials, asbestos in any form, paint containing lead, materials containing urea formaldehyde, polychlorinated biphenyls, or any other hazardous, toxic or dangerous substances, wastes or materials, whether having such characteristics in fact or defined as such under federal, state or local laws or regulations and any amendments thereto (all such materials and substances being hereinafter referred to as “Hazardous Materials”) provided that Tenant may store products which are of a type customarily found in offices (such as toner for copiers and the like) in a safe and lawful manner and without contaminating the Premises or the environment.

§13.02              Inspection.  Landlord, in addition to its other rights under this Lease, may enter upon the Premises at any time for the purposes of inspecting to determine whether the Premises or the environment have become contaminated with Hazardous Materials.  In the event Landlord discovers the existence of any such Hazardous Materials due to fault or other act of Tenant or its agents, employees, invitees or licensees, Tenant shall reimburse Landlord upon demand for the costs of such inspection, sampling and analysis.

§13.03              Indemnification.  Without limiting the above, Tenant shall indemnify and hold harmless Landlord from and against any and all claims, losses, liabilities, damages, costs and expenses, including without limitation attorneys’ fees and the costs of any required or necessary repair, cleanup or detoxification, arising out of or in any way connected with the existence, use, manufacture, storage or disposal of Hazardous Materials by Tenant or its employees, agents, invitees, licensees or contractors on, under or about the Premises, the Building or the Property.  The indemnity obligations of Tenant under this clause shall survive any termination of this Lease.

ARTICLE XIV - DEFAULT AND REMEDIES

§14.01              Defaults.  As used in the provisions of this Lease, each of the following events shall constitute, and is hereinafter referred to as, an “Event of Default”:

(A)                              If the Tenant fails to (1) pay any Rent or any other sum which it is obligated to pay by any provision of this Lease, when and as due and payable hereunder, or (2) perform any of its other obligations under the provisions of this Lease; or

(B)                                If the Tenant or any guarantor of this Lease (1) applies for or consents to the appointment of a receiver, trustee or liquidator of the Tenant or of all or a substantial part of its assets, (2) is subject to a petition in bankruptcy or admits in writing its inability to pay its debts as they come due, (3) makes an assignment for the benefit of its creditors, (4) files a petition or an answer seeking a reorganization or an arrangement with creditors, or seeks to take advantage of any insolvency law, (5) performs any other act of bankruptcy, or (6) files an answer admitting the material allegations of a petition filed against the Tenant in any bankruptcy, reorganization or insolvency proceeding; or

(C)                                If the Tenant fails to assume possession of and occupy the Premises within twenty-five (25) days after the Commencement Date.

§14.02              Grace Period.  Anything contained in the provisions of this article to the contrary notwithstanding, on the occurrence of an Event of Default, the Landlord shall not exercise any right or remedy which it holds under any provision of this Lease or applicable law unless and until:

(A)                              The Landlord has given written notice thereof to the Tenant, and

(B)                                The Tenant has failed, (1) if such Event of Default consists of a failure to pay money, to pay all of such money within seven (7) days after such notice, or (2) if such Event of Default consists of something other than a failure to pay money, to fully cure such Event of Default within fifteen (15) days after such notice or, if such Event of Default cannot be cured within fifteen (15) days and Tenant commences to cure same within fifteen (15) days, to proceed diligently with efforts to cure such Event of Default and to fully cure same within forty (40) days; all provided, that

(C)                                No such notice shall be required, and the Tenant shall be entitled to no such grace period, (1) in any emergency situation in which the Landlord acts to cure such Event of

Default pursuant to the provisions of subsection (B) in §14.03 below, or (2) if an Event of Default occurs more than twice during any twelve (12) month period, or (3) if the Tenant has substantially terminated or is in the process of substantially terminating its continuous occupancy and use of the Premises, or (4) in the case of any Event of Default enumerated in the provisions of subsection (B) in §14.01 above.

§14.03              Remedies.  Upon the occurrence of any Event of Default, the Landlord may (subject to §14.02 above) take any or all of the following actions:

(A)                              Perform on behalf of and at the expense of Tenant any obligation of Tenant under this Lease which Tenant has failed to perform, without prior notice to Tenant, the total cost of which by Landlord, together with interest thereon at the rate of ten percent (10%) per annum from the date of such expenditure, shall be deemed Additional Rent and shall be payable by Tenant to Landlord upon demand;

(B)                                With or without terminating this Lease and the tenancy created hereby, re-enter the Premises with or without court action or summary proceedings, remove Tenant, secure the Premises against unauthorized entry, and allow Tenant supervised access to the Premises to remove those items belonging to Tenant which are not the subject of a security interest by Landlord, all without resort to legal process and without Landlord being deemed guilty of trespass or becoming liable for any loss or damage occasioned thereby;

(C)                                With or without terminating this Lease, and from time to time, make such improvements, alterations and repairs as may be necessary in order to relet the Premises, and relet the Premises or any part thereof upon such term or terms (which may be for a term extending beyond the term of this Lease) at such rental or rentals and upon such other terms and conditions (which may include concessions, free rent and/or improvements) as Landlord in its sole discretion may deem advisable; and, upon each such reletting, all rentals received by Landlord shall be applied, first, to the payment of any indebtedness other than Rent due hereunder from Tenant to Landlord, second, to the payment of all costs and expenses of such reletting (including but not limited to brokerage fees, attorneys’ fees and costs of improvements, alterations and repairs), third, to the payment of all Rent due and unpaid hereunder, and the balance, if any, shall be held by Landlord and applied in payment of future rent as the same may become due and payable hereunder;

(D)                               Sell at public or private sale all or any part of the fixtures, equipment, inventory and other property belonging to Tenant and in which the Landlord has a lien by grant from Tenant, statute or otherwise, at which sale Landlord shall have the right to become the purchaser upon being the highest bidder, and apply the proceeds of such sale, first, to the payment of all costs and expenses of seizing and storing such property and conducting the sale (including all attorneys’ fees), second, toward the payment of any indebtedness, including (without limitation) that for Rent, which may be or may become due from Tenant to Landlord, and, third, to pay Tenant any surplus remaining after all indebtedness of Tenant to Landlord including expenses has been fully paid;

(E)                                 Enforce any provision of the Lease or any other agreement between the parties by injunction, temporary restraining order or other similar equitable remedy, to which the Tenant hereby expressly consents and agrees; and/or

(F)                                 Exercise any other legal or equitable right or remedy which it may have by law or otherwise.

No reentry or taking possession of the Premises by Landlord shall be construed as an election on its part to terminate this Lease unless a written notice of such intention be given to Tenant or unless the termination thereof be decreed by a court of competent jurisdiction.  Notwithstanding that Landlord may have re-leased the Premises without termination, Landlord may at anytime thereafter elect to terminate this Lease for any previous default.  If the Premises or any part thereof is re-leased, Landlord shall not be liable for, nor shall Tenant’s obligations hereunder be diminished by reason of, any failure by Landlord to relet the Premises or any failure by Landlord to collect any rent due upon such reletting.  No action taken by the Landlord under the provisions of this section shall operate as a waiver of any right which the Landlord would otherwise have against the Tenant for the Rent hereby reserved or otherwise, and the Tenant shall at all times remain responsible to the Landlord for any loss and/or damage suffered by the Landlord by reason of any Event of Default.

§14.04              Damages.  Upon any Event of Default, Tenant shall remain liable to the Landlord for the following amounts: (a) any Rent of any kind whatsoever which may have become due with respect to the period in the Term which has already expired, (b) any rental abatements or other free-rent concessions extended to Tenant under the Lease, (c) all Rent which becomes due during the remainder of the Term, (d) all costs, fees and expenses incurred by Landlord in leasing the Premises to others from time to time, including but not limited to leasing commissions, construction and other build-out costs, design and permitting costs and the like, and (e) all costs, fees and expenses incurred by Landlord in pursuit of its remedies hereunder, including but not limited to attorneys’ fees and court costs.  All such amounts shall be due and payable immediately upon demand by Landlord and shall bear interest at fifteen percent (15%) per annum until paid.  Furthermore, at Landlord’s option, Tenant shall be obligated to pay, in lieu of item (c) above in this §14.04, an amount (the “Substitute Amount”) which is equal to the present value of all Rent which would become due during the remainder of the Term, including all Additional Rent which shall be deemed to continue and increase over such remainder of the Term at the average rate of increase occurring over the then-expired portion of the Term, with such present value to be determined by discounting at an annual rate of interest which is equal to the bond-equivalent yield for the most recent auction of U.S. Treasury Bills with a one (1)-year maturity.  Provided that the Substitute Amount is actually paid in full to Landlord and the Premises are surrendered by Tenant, Landlord shall affirmatively list the Premises with its broker as available for lease (to the extent Landlord’s contract with such broker does not already apply to all vacant space at the Building), and Tenant shall receive a reduction and reimbursement of all such amounts which is equal to the amount of any rent actually received from others to whom the Premises may be rented during the remainder of the original Term.  Tenant and Landlord acknowledge and agree that payment to Landlord of the foregoing Substitute Amount, together with the corresponding reduction by reimbursement to Tenant of any rent paid by substitute tenants, are a reasonable forecast of the actual damages which will be suffered by Landlord in case of an Event of Default by Tenant, which actual damages are otherwise difficult or impossible to ascertain, and therefore such payment and reimbursement together constitute liquidated damages and not a penalty.  Any suit or action brought by Landlord to collect any such liquidated damages shall not in any manner prejudice any other rights or remedies of Landlord hereunder.

§14.05              Waiver of Jury Trial.  All parties hereto, both the Landlord and Tenant as principals and any guarantors, hereby release and waive any and all rights provided by law to a trial by jury in any court or other legal proceeding initiated to enforce the terms of this Lease, involving any such parties, or connected in any other manner with this Lease.

ARTICLE XV - QUIET ENJOYMENT

§15.01              Covenant.  Landlord hereby covenants that the Tenant, on paying the Rent and performing the covenants set forth herein, shall peaceably and quietly hold and enjoy throughout the Term the Premises and such rights as the Tenant may hold hereunder with respect to the remainder of the Property.

ARTICLE XVI - NOTICES

§16.01              Notices.  Any notice, demand or other communication to be provided hereunder to a party hereto shall be (a) in writing, (b) deemed to have been given (i) three (3) days after being sent in the United States mails, postage prepaid, (ii) one (1) day after being sent by overnight courier, or (iii) immediately upon its actual delivery, and (c) addressed to the Premises if directed to the Tenant, or addressed to c/o LaSalle Investment Management, Inc., 100 E. Pratt Street, Suite 2030, Baltimore, Maryland 21202, Attn: Asset Manager - College Park Plaza, if directed to the Landlord.

ARTICLE XVII - GENERAL

§17.01              Entire Agreement.  This Lease represents the entire agreement between the parties hereto as to the subject matter hereof and supersedes all prior written or oral negotiations, representations, warranties, statements or agreements between the parties hereto as to the same.

§17.02              Amendment.  This Lease may be amended by and only by a written instrument executed and delivered by each party hereto.

§17.03              Applicable Law; Attorney Fees.  This Lease shall be given effect and construed by application of the law of the state in which the Property is located.  The prevailing party in any lawsuit brought with respect to this Lease shall be entitled to its reasonable attorney fees

§17.04              Waiver.  The Landlord shall not be deemed to have waived the exercise of any right which it holds hereunder unless such waiver is made expressly and in writing, and no delay or omission by the Landlord in exercising any such right shall be deemed to be a waiver of its future exercise.  No such waiver as to any instance involving the exercise of any such right shall be deemed a waiver as to any other such instance or any other such right.

§17.05              Time of Essence.  Time shall be of the essence of this Lease.

§17.06              Headings.  The headings of the articles, subsections, paragraphs and subparagraphs hereof are provided herein only for convenience of reference and shall not be considered in construing their contents.

§17.07              Severability.  No determination by any court, governmental body or otherwise that any provision of this lease or any amendment hereof is invalid or unenforceable in any instance shall affect the validity or enforceability of any other such provision or such provision in any circumstance not controlled by such determination.  Each such provision shall be valid and enforceable to the fullest extent allowed by, and shall be construed wherever possible as being consistent with, applicable law.

§17.08              Successors and Assigns.  This Lease shall be fully binding upon the parties hereto and each of their respective successors and assigns.  Whenever two or more parties constitute the Tenant, all such parties shall be jointly and severally liable for performing the Tenant’s obligations hereunder.

§17.09              Commissions.  Each party hereto hereby represents and warrants to the other that in connection with the leasing of the Premises hereunder, the party so representing and warranting has not dealt with any real estate broker, agent or finder, except for Colliers Turley Martin Tucker (the “Broker”).  Each party hereto shall indemnify the other against any inaccuracy in such party’s representation.  Landlord hereby agrees that it shall pay a commission to the Broker according to a separate agreement.

§17.10              Recordation.  This Lease may not be recorded among the land records or among any other public records, without the Landlord’s prior written consent.

§17.11              Perpetuities.  If the rule against perpetuities would invalidate this Lease or any portion hereof, or would limit the time during which this Lease shall be effective, due to the potential failure of an interest in property created herein to vest within a particular time, then notwithstanding anything to the contrary herein, each such interest in property must vest, if at all, before the passing of twenty-one (21) years from the date of this Lease, or this Lease shall become null and void upon the expiration of such twenty-one (21) year period and the parties shall have no further liability hereunder.

§17.12              Liability Limitation.  Neither Landlord nor any trustee, director, officer, employee, representative, asset manager, investment advisor or agent of Landlord, nor any of their respective successors and assigns, shall be personally liable in any connection with this Lease, and Tenant shall resort solely to the Building for the payment to Tenant of any claim or for any performance by Landlord hereunder.

§17.13              Authority.  Tenant, as well as any entities and/or individuals executing this Lease on behalf of Tenant, represent and warrant to Landlord that the execution, delivery and performance of this Lease have been duly authorized by all required corporate, partnership or other action on the part of Tenant, and this Lease constitutes the valid and binding obligation of Tenant enforceable against Tenant in accordance with its terms.

§17.14              Exhibits.  Each exhibit, addendum or other attachment hereto is hereby made a part of this Lease having the full force of all other provisions herein.

[SIGNATURES BEGIN ON FOLLOWING PAGE]

IN WITNESS WHEREOF, each party hereto has executed this Lease under seal as of the day and year written first above.

LANDLORD:	COLLEGE PARK PLAZA, LLC

	By:	LaSalle Investment Management, Inc.
Authorized Agent

/s/ [Illegible]	By:	/s/ Rinse A. Brink
Witness		Name: Rinse A. Brink
Title: President

TENANT:	REPUBLIC AIRWAYS HOLDINGS, INC.

/s/ Jean Gibbons	By:	/s/ Robert H. Cooper
Witness		Name: Robert H. Cooper
Title: EVP & CFO

EXHIBIT A

FLOOR PLAN OF PREMISES

EXHIBIT B

LOCATION OF DESIGNATED PARKING SPACES

LAKE
LAKE
OFFICE BUILDING
PURDUE ROAD
VINCENNES ROAD
SITE PLAN

COLLEGE PARK PLAZA

INDIANAPOLIS, INDIANA

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EXHIBIT C

SPACE PLAN OF THE PREMISES

# REPUBLIC AIRWAYS

COLLEGE PARK

8909 PURDUE ROAD
INDIANAPOLIS, INDIANA

04946 SP

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EXHIBIT D

RULES AND REGULATIONS

1.                                       Neither the whole nor any part of the sidewalks, plaza areas, entrances, passages, courts, elevators, vestibules, stairways, corridors or halls of the Building shall be obstructed or encumbered by any tenant or used for any purpose other than ingress and egress to and from the premises of such tenant.

2.                                       No awning, canopy, sign or other projection shall be attached to the outside walls or windows of the Building without Landlord’s prior written consent.  No curtain, blind, shade, or screen (other than those furnished by Landlord as building standard) shall be attached to, hung in or used in connection with any window or door of the premises of any tenant.

3.                                       No tenant shall mark, paint, drill into, or in any way deface any part of the Building or its premises.  No boring, cutting, or stringing of wires shall be permitted.

4.                                       No tenant shall make, or permit to be made, any unseemly or disturbing noises (whether by the use of any musical instrument, radio, television or other audio device) or allow any unsavory odors to emanate from its space, nor shall any tenant annoy, disturb or interfere with other tenants or occupants of the Building or neighboring buildings.

5.                                       No change shall be made in door locks without Landlord’s prior written consent.  Each tenant must upon the termination of its tenancy restore to Landlord all keys to offices and toilet rooms either furnished to, or otherwise procured by, such tenant.  In the event of the loss of any keys during the Term, Tenant shall pay Landlord the reasonable cost of replacement keys.

6.                                       Landlord reserves the right to control and operate the public portions of the Building and the public facilities, as well as facilities furnished for the common use of the tenants, in such manner as it deems best for the benefit of the tenants generally, including, without limitation, the right to exclude from the Building, except during the hours the Building is open to the public, all persons who do not present suitable identification satisfactory to Landlord.

7.                                       Each tenant, before closing and leaving its premises at any time, shall see that all entrance doors are locked and that all electrical appliances are turned off.  Suite and entrance doors shall remain closed at all times.

8.                                       No premises shall be used, or permitted to be used, for lodging or sleeping or for any immoral or illegal purpose.

9.                                       Canvassing, soliciting and peddling in the Building are prohibited.

10.                                 There shall not be used in the Building by any tenant or their agents or contractors, in the delivery or receipt of merchandise, freight or other matter, any hand trucks or other means

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of conveyance, except those equipped with rubber tires, rubber side guards, and such other safeguards as Landlord may require.

11.                                 No animals of any kind shall be brought into or kept about the Building by any tenant.

12.                                 No tenant shall place, or permit to be placed, on any part of the floor or floors of its premises a load exceeding the floor load per square foot which such floor was designed to carry and which is allowed by law.

13.                                 No plumbing or electrical fixtures shall be installed by any tenant without the prior written consent of Landlord.

14.                                 Bicycles, motorcycles or any other type of vehicle shall not be brought into the lobby or elevators of the Building or into the premises of any tenant.

15.                                 Tenant will refer all contractors, contractor’s representatives and installation technicians, rendering any services on or to the premises for tenant, to Landlord for Landlord’s approval and supervision before performance of any service.  This provision shall apply to all work performed in the Building, including installation of telephones, telegraph equipment, electrical devices and attachments and any installation of any nature affecting floors, walls, woodwork, trim, windows, ceilings, equipment or any other physical portion of the Building.  Such approval, if given, shall in no way make Landlord a party to any contract between tenant and any such contractor, and Landlord shall have no liability therefor.

16.                                 No trash or other objects shall be placed in the public corridors or sidewalks of the Building.

17.                                 Landlord does not clean or maintain suite finishes which are non-standard, such as kitchens, bathrooms, wallpaper, special lights, etc.

18.                                 Landlord reserves the right, at any time and from time to time, to rescind, alter, or waive, in whole or in part, or to add to any of these Rules and Regulations when it is deemed necessary, desirable or proper, in Landlord’s judgment, for its best interest or for the best interests of all tenants.

19.                                 Violations of these Rules and Regulations, or any amendments thereof or additions thereto, constitute a default of this Lease.

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EXHIBIT E

FORM OF SATELLITE DISH LICENSE

THIS LICENSE AGREEMENT (“License”) is made as of the         day of             , 200  by and between COLLEGE PARK PLAZA, LLC (“Owner”) and REPUBLIC AIRWAYS HOLDINGS, INC. (“Licensee”).

WHEREAS, Licensee currently leases from the Owner 36,797 rentable square feet of space (the “Premises”) at the building known as 8909 Purdue Road in Indianapolis, Indiana (the “Building”), pursuant to that certain Office Lease Agreement dated as of April     , 2004 (the “Lease”).

AND WHEREAS, Licensee has requested permission to install on the rooftop of the Building an approximately [describe approved antenna] (the “Approved Antenna”), and to connect by coaxial cable such Approved Antenna to the Premises.

NOW, THEREFORE, for good and valuable consideration, the Owner hereby grants to the Licensee a license subject to, and Licensee accepts and agrees to perform, the terms and conditions set forth below:

1.                                       Licensee shall have a non-exclusive license to install, maintain and operate the Approved Antenna on the roof of the Building with related conduit and cables to the Premises, all at Licensee’s sole cost and expense.  The exact size, height and location of the antenna shall be subject to the Owner’s prior approval (which shall not be unreasonably withheld or delayed) and, in addition, the Owner may require screening or other improvements for aesthetic purposes.  In addition, Licensee shall notify Owner reasonably in advance of the installation of the Approved Antenna and permit Owner or its agent or representative to supervise such installation.

2.                                       This License shall extend for the duration of the term of the Lease (as the same may be extended from time to time). In all events, this License shall automatically terminate upon expiration or earlier termination of the Lease.  Upon expiration or termination of the Lease, the Licensee shall remove the Approved Antenna, cables and any other facilities installed pursuant to this License and repair any damage to the Building caused by such removal, all in accordance with the provisions of the Lease regarding surrender of the Premises and removal of fixtures and equipment from the Building.

3.                                       Licensee shall comply with all federal, state and local zoning, building code and other laws and regulations, as well as all requirements of any declarations, covenants and restrictions affecting title to the Building and surrounding real property, in installation of and in operation of the Approved Antenna facilities.  In addition, prior to such installation, Licensee shall obtain any permits, licenses and approvals which may be required by any such laws and/or covenants for such installation of the Approved Antenna, and upon request Licensee shall deliver to Owner certificates of insurance or other evidence of Licensee’s endorsement of all liability insurance obtained pursuant to the Lease to cover the activities contemplated by this License.

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4.                                       Licensee shall be fully responsible for providing all structural and/or other supports which are necessary to prevent roof collapse or other mishap due to the installation, maintenance and operation of the Approved Antenna.  All roof penetrations shall be performed in such a manner as to not void any warranty benefiting Owner.  The installation of the Approved Antenna shall be performed by contractors approved in advance by Owner and pursuant to written contracts which shall include insurance requirements of the Owner.

5.                                       At all times, Licensee shall maintain the Approved Antenna in good, sound and safe condition and repair.  Such obligation shall include periodic inspections of the Approved Antenna and all connected cables and equipment.  In addition, Licensee shall immediately remedy any unreasonable radio interference with other communication systems of the Owner or other tenants of the Building (or of the office park within which the Building is located) which are caused by the operation of the Approved Antenna.

6.                                       Licensee shall arrange for electrical service and any other utilities which are required for operation of the Approved Antenna to be supplied directly from the utility provider to the Approved Antenna.  Licensee shall pay, when and as due, any and all charges for initial installation and ongoing service in connection with such utilities.

7.                                       Licensee shall indemnify, defend and hold harmless the Owner and its agents, employees, advisors and representatives from and against any and all claims, suits and/or other proceedings, all damages, losses and/or liability, and all costs and expenses (including but not limited to attorneys’ fees and court costs) arising in any connection with the installation, use, operation, maintenance, repair and/or removal of the Approved Antenna, cables, conduit and any other equipment and facilities erected pursuant to this License.

8.                                       Any material breach or default by Licensee hereunder shall constitute a breach and default under the Lease entitling the Owner to all remedies on account of breach or default thereunder, subject to the notice and grace periods set forth therein.

IN WITNESS WHEREOF, each of Owner and Licensee has executed this License under seal, with the intention that it be a sealed instrument, as of the date first set forth above.

OWNER:

By:
Witness	Name:
Title:

LICENSEE:

By:
Witness	Name:
Title:

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EXHIBIT F

GENERATOR SPECIFICATIONS